  EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Qualification Offering Circular Amendment No. 1 of our audit report dated April 28, 2022, with respect to the balance sheets of KingsCrowd, Inc. as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years ended December 31, 2021 and 2020. Our report relating to those financial statements includes an emphasis of matter paragraph regarding an uncertainty about KingsCrowd, Inc. ability to continue as a going concern.

Spokane, Washington

April 28, 2022